Exhibit 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX ANNOUNCES RECORD REVENUES AND RAISES QUARTERLY DIVIDEND;

NEW PRODUCT SALES INCREASE 18% SEQUENTIALLY.

SAN JOSE, CA, APRIL 26, 2006 — Xilinx, Inc. (Nasdaq: XLNX) today announced net revenues of $472.3 million in the fourth quarter of fiscal 2006, up 5% sequentially from the prior quarter and up 21% from the same quarter a year ago. Fourth quarter net income was $110.7 million, or $0.32 per diluted share, including a $4.5 million acquisition-related charge. The tax provision for the fourth quarter includes an $8.9 million, or $0.03 per diluted share, benefit related to prior year adjustments driven primarily by an over provision of state income taxes. This is compared to net income of $81.0 million or $0.23 per diluted share in the prior quarter.

Xilinx also announced today that the Company’s Board of Directors increased its quarterly cash dividend from $0.07 to $0.09 per outstanding share of common stock, payable on May 31, 2006 to all stockholders of record at the close of business on May 10, 2006.

Additional fourth quarter comparisons are represented in the chart below.

Quarterly Information

(In millions, except EPS)

				Growth Rates
	Q4 FY 2006	Q3 FY 2006	Q4 FY 2005	Q-T-Q	Y-T-Y
Net revenues	$472.3	$449.6	$391.0	5%	21%
Operating income	$119.4	$119.8	$83.1	0%	44%
Net income	$110.7	$81.0	$67.2	37%	65%
Diluted earnings per share	$0.32	$0.23	$0.19	39%	68%

“Strong European sales coupled with solid New Product growth enabled Xilinx to exit the fiscal year with record revenues,” said Wim Roelandts, Chief Executive Officer and Chairman of the Board. “European sales increased 15% sequentially and 24% versus the same quarter a year ago, driven by customers in the Communications end market. I am also pleased with the sales growth of New Products which increased 18% sequentially during the March quarter. Sales from most products in this category surpassed internal forecasts. Sales of the Virtex™-4 family were exceptionally strong during the quarter, increasing more than 70% sequentially.”

Business Review – March Quarter FY06

•                  Total inventory days at Xilinx and distribution were 134 days, down from 144 days last quarter.

•                  Accounts receivable days sales outstanding were 37, up from 29 in the prior quarter.

•                  Capital expenditures and depreciation were $22 million and $14 million, respectively.

Net revenues by Geography:

	Percentages
	Q4 FY 2006	Q3 FY 2006	Q4 FY 2005	Growth Rates
				Q-T-Q	Y-T-Y
North America	41%	43%	40%	0%	23%
Europe	22%	20%	21%	15%	24%
Japan	14%	14%	14%	4%	23%
Asia Pacific/ROW	23%	23%	25%	7%	13%

Net revenues by End Market:

	Percentages
	Q4 FY 2006	Q3 FY 2006	Q4 FY 2005	Growth Rates
				Q-T-Q	Y-T-Y
Communications	48%	48%	47%	5%	23%
Storage & Servers	10%	11%	17%	0%	-28%
Consumer & Automotive	15%	14%	14%	14%	31%
Industrial & Other	27%	27%	22%	3%	47%

Net revenues by Product*:

	Percentages
	Q4 FY 2006	Q3 FY 2006	Q4 FY 2005	Growth Rates
				Q-T-Q	Y-T-Y
New	37%	33%	22%	18%	99%
Mainstream	43%	47%	54%	-5%	-4%
Base	14%	14%	17%	8%	1%
Support	6%	6%	7%	4%	5%

*Products are classified as follows:

New products: Virtex-4, Virtex-II Pro, Spartan™-IIE, Spartan-3™, Spartan-3E, Easypath™ and CoolRunner™- II products

Mainstream products: Virtex-II, Spartan™-II, Spartan-XL, CoolRunner, Virtex-E and Virtex products

Base products: XC3000, XC3100, XC4000, XC4000XL, XC4000XLA, XC4000XV, XC4000E, XC4000EX, XC5200, XC9500, XC9500XL, XC9500XV and Spartan products

Support products: Configuration solutions, HardWire, Software & Support/Services

Highlights – Fiscal Year 2006:

•                        Introduced in September 2004, the Virtex-4 family of FPGAs now generates more in 90nm sales than any other PLD family. Strong design win activity from broad-based end markets drove significant sales growth from all three domain-optimized platforms in fiscal 2006. Virtex-4 FPGAs were named Ultimate Product of the Year at the EE Times Annual Creativity in Electronics (ACE) 2006 Award Gala, which recognized the electronics engineering industry’s most innovative companies and breakthrough technologies.

•                        For the 8th consecutive year, sales from the Xilinx Spartan Series increased as a percentage of total sales representing a record 24% of total net revenues in fiscal year 2006, up from 21% last year and up from 8% five years ago. The success of the Spartan series is reflected in increased sales exposure to high-volume applications such as consumer, automotive and high-volume networking as well as in the total number of Spartan customers which has increased by almost 60% over the last five years. While

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the Virtex-4 family claims 90nm FPGA sales leadership, the Spartan-3 family maintains leadership in number of 90nm units shipped.

•                        Fiscal 2006 marked the 5th consecutive year of market segment share gains for Xilinx CPLDs. Currently, Xilinx estimates its share of the CPLD segment to be over 28%, up from 12% five years ago. Market segment share gains and record CPLD sales are primarily due to the success of the Xilinx low-power CoolRunner Series, which has made significant advances into the portable applications space, most notably handheld devices.

•                        In March 2006, Xilinx demonstrated first silicon of its new 65nm generation Virtex FPGA family and has started delivering software and engineering samples to early access customers.

•                        Xilinx unveiled a strategy and set of product roadmaps to address the $2 billion high-performance DSP market, including XtremeDSP™ solutions that accelerate the development of multimedia, video and imaging systems. Additionally, Xilinx strengthened its commitment to FPGA-based DSP system design with the acquisition of AccelChip, Inc., a provider of DSP design tools.

•                        In December 2005, Xilinx announced the 8.1i release of its popular Integrated Software Environment (ISE™) design tool suite with enhanced physical synthesis capabilities to improve performance and timing closure for both the Virtex-4 and Spartan-3 architectures. Earlier in the year, Xilinx introduced version 4.00 of its MicroBlaze™ soft processor, which enables embedded developers to accelerate system performance by as much as 120 times over software emulation.

Business Outlook – June Quarter FY07

•                  Revenues expected to be up 1% - 5% sequentially.

•                  Gross margin expected to be approximately 62.5%, including approximately $4 million of stock-based compensation charges.

•                  Operating expenses will include approximately $23 million of stock-based compensation charges. Including those charges, R&D and SG&A expense are expected to be approximately $196 million.

•                  Other income expected to be approximately $13 million.

•                  Tax rate is expected to be approximately 23%.

•                  Fully diluted share count expected to decrease to approximately 348 million shares.

Business Update – June Quarter FY07

A first quarter business update will be issued in the form of a press release after the market closes on Thursday, June 8, 2006. Financial guidance to the investment community will be limited to the points mentioned in the business update document. Please sign up for a push email alert, which is available from our investor relations web site at http://www.investor.xilinx.com.

This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the

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semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, higher-than-anticipated product delinquencies, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to secure meaningful wafer capacity from our suppliers, our ability to secure adequate test, packaging and assembly capacity from our suppliers, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Form 10-K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

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XILINX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	Apr. 01, 2006	Apr. 02, 2005	Dec. 31, 2005	Apr. 01, 2006	Apr. 02, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(1)
Net revenues	$472,337	$390,977	$449,605	$1,726,250	$1,573,233
Cost of revenues	178,193	152,001	166,476	657,119	576,284
Gross margin	294,144	238,976	283,129	1,069,131	996,949

Operating expenses:
Research and development	86,396	80,034	81,073	326,126	307,448
Selling, general and administrative	81,888	74,063	80,683	316,302	303,595
Amortization of acquisition-related intangibles	1,929	1,750	1,536	6,976	6,668
Litigation settlements and contingencies	—	—	—	3,165	—
Write-off of acquired in-process research and development	4,500	—	—	4,500	7,198
Total operating expenses	174,713	155,847	163,292	657,069	624,909

Operating income	119,431	83,129	119,837	412,062	372,040
Impairment loss on investments	(1,418)	—	—	(1,418)	(3,099)
Interest income and other, net	9,762	9,628	10,943	45,958	31,603

Income before income taxes	127,775	92,757	130,780	456,602	400,544
Provision for income taxes	17,034	25,552	49,811	102,453	87,821
Net income	$110,741	$67,205	$80,969	$354,149	$312,723

Basic net income per common share	$0.32	$0.19	$0.23	$1.01	$0.90
Diluted net income per common share	$0.32	$0.19	$0.23	$1.00	$0.87
Cash dividends declared per common share	$0.07	$0.05	$0.07	$0.28	$0.20

Common and equivalent shares used in computing net income per share amounts:
Basic	344,683	349,795	348,203	349,026	347,810
Diluted	350,241	358,460	353,237	355,065	358,230

(1) Derived from audited financial statements

XILINX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Apr. 1, 2006	Apr. 2, 2005
	(Unaudited)	(1)

ASSETS
Current assets
Cash, cash equivalents and short-term investments	$984,917	$861,558
Investment in United Microelectronics Corporation, current portion	37,285	—
Accounts receivable, net	194,205	213,459
Inventories	201,029	185,722
Deferred tax assets and other current assets	230,812	205,625
Total current assets	1,648,248	1,466,364
Net property, plant and equipment	358,257	344,516
Long-term investments	616,296	766,596
Investment in United Microelectronics Corporation, net of current portion	239,209	246,110
Other assets	311,537	215,610
Total Assets	$3,173,547	$3,039,196

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$218,466	$195,883
Deferred income on shipments to distributors	126,558	102,511
Total current liabilities	345,024	298,394
Deferred tax liabilities	92,153	67,294
Other long-term liabilities	7,485	—
Stockholders’ equity	2,728,885	2,673,508
Total Liabilities and Stockholders’ Equity	$3,173,547	$3,039,196

(1) Derived from audited financial statements